Exhibit 4.1
GRAPHON CORPORATION
2008 EQUITY INCENTIVE PLAN
AS AMENDED SEPTEMBER 8, 2011

                                I.  INTRODUCTION

1.1. Purposes. The purposes of the 2008 Equity Incentive Plan (the "Plan") of GRAPHON CORPORATION (the "Company"), and its subsidiaries (individually a "Subsidiary" and collectively the "Subsidiaries") are (i) to align the interests of the Company's stockholders and the grantees of awards under this Plan by increasing the proprietary interest of such grantees in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, consultants, advisors and well-qualified persons who are not officers or employees of the Company for service as directors of the Company, and (iii) to motivate such persons to act in the long-term best interests of the Company's stockholders. For purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary and, in the case of a consultant or advisor who is not an employee, the rendering of services to the Company or a Subsidiary. A person shall have a termination of employment for purposes of this Plan when such person no longer performs services for the Company or any Subsidiary as an employee, director, consultant or advisor.

1.2. Administration. This Plan shall be administered either by the Board of Directors of the Company (the "Board") or by a committee (the "Committee") designated by the Board consisting of one or more members of the Board, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used herein, the term "Committee" shall mean the Board if no such committee is designated, and shall mean such committee during such times as it is so designated.

      The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and shall determine the type of award and the number of shares of Common Stock subject to each award granted hereunder, the exercise price of each option award, the time and conditions of vesting or exercisability of each award and all other terms and conditions of each award, including, without limitation, the form of the written award agreement between the Company and the grantee that evidences each award and sets forth the terms and conditions of such award (the "Agreement"). The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish such rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the grant, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive. The Committee may, in its sole discretion and for any reason at any time, take action to cause all or any portion of a grantee's outstanding awards to become vested or exercisable in part or in full and/or to extend the period during which an optionee may exercise an option following such optionee's termination of employment; provided, however, that the exercise period of an option may not be extended beyond the earlier of (i) the tenth anniversary of the grant of such option or (ii) the original expiration of such option. The Committee may amend or modify an outstanding option to lower the option price or cancel an outstanding option and issue an new option with a lower option price (an "option repricing") without the prior approval of the stockholders of the Company; provided, however, that except as provided in Section 4.7 or 4.8 hereof, the option price on the option resulting from such option repricing shall not be less than the Fair Market Value of a share of Common Stock on the date the Committee approves such option repricing.

      The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority with regard to the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award grant to such an officer or other person.

      No member of the Board of Directors or the Committee, and neither the Chief Executive Officer nor other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board of Directors and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability insurance that may be in effect from time to time.

      A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.3. Eligibility. Participants in this Plan shall consist of such non-employee directors, officers, other employees, consultants and advisors of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. For purposes of this Plan, the term "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.4. Shares Available. Subject to adjustment as provided in Section 4.7, 14,438,333 shares of the common stock, par value $0.0001 per share, of the Company ("Common Stock"), shall be available for issuance pursuant to grants of awards under this Plan. To the extent that shares of Common Stock subject to an outstanding award under this Plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award, then such shares of Common Stock shall again be available under this Plan. If any shares of Common Stock subject to an award granted hereunder are withheld and applied as payment in connection with the exercise of an award or the withholding or payment of taxes related thereto ("Returned Shares"), such Returned Shares shall again be available for issuance under this Plan.

      Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

                               II.  STOCK OPTIONS

2.1.  Grants of Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option shall be a non-qualified stock option. No option granted under this Plan shall be an incentive stock option described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, which is intended by the Committee to constitute an incentive stock option. Each stock option shall be granted within ten years of the effective date of this Plan.

2.2.  Terms of Stock Options. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

      (a)  Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option. "Fair Market Value" of a share of Common Stock shall mean the closing transaction price of a share of Common Stock as reported on the OTC Bulletin Board, or other exchange where the Common Stock is listed, on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which transactions were reported; provided that if Fair Market Value for any date cannot be determined as above provided, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

      (b)  Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no stock option shall be exercisable later than ten years after its date of grant. The Committee may, in its discretion, establish performance measures or other criteria which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

      (c)  Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or (D) a combination of (A), (B) and (C), in each case to the extent not prohibited by the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request; provided, however, that notwithstanding the foregoing or anything in the Agreement relating to such option to the contrary, the Company shall have sole discretion to disapprove of an election pursuant to clauses (B)-(D). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company's satisfaction).

2.3.  Termination of Employment.(a) Total Disability. Unless otherwise specified in the Agreement relating to an option, if an optionee has a termination of employment by reason of Total Disability, each option held by such optionee shall be exercisable only to the extent that such option is exercisable on the effective date of such optionee's termination of employment and may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earliest to occur of (i) the date which is one year (or such other period as set forth in the Agreement relating to such option) after the effective date of such optionee's termination of employment, and (ii) the expiration date of the term of such option. For purposes of this Plan, "Total Disability" shall, with respect to any grantee who at such time has a written employment agreement with the Company, mean the permanent and total disability of such grantee as described in such agreement; and otherwise shall mean the inability of such grantee substantially to perform such grantee's duties and responsibilities for a continuous period of six months.

      (a)  Death. Unless otherwise specified in the Agreement relating to an option, if an optionee has a termination of employment by reason of death, each option held by such optionee shall be exercisable only to the extent that such option is exercisable on the date of such optionee's death and may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person until and including the earliest to occur of (i) the date which is one year (or such other period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

      (b)  Termination by Company for Cause. Unless otherwise specified in the Agreement relating to an option, if an optionee's employment is terminated by the Company for Cause, each option held by such optionee shall terminate automatically on the date of such termination of employment. For purposes of this Plan, "Cause" shall, with respect to any grantee who at such time has a written employment agreement with the Company, have the meaning ascribed thereto in such agreement, but shall not include termination by reason of a grantee's Total Disability notwithstanding any language to the contrary in such employment agreement. If the grantee does not have an employment agreement that defines Cause, Cause shall mean the grantee's willful and continued failure to substantially perform their duties with the Company (other than a failure resulting from the grantee's Total Disability), the willful engagement in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, including conduct that, in the reasonable judgment of the Company, does not conform to the standard of the Company's executives, any act of dishonesty, commission of a felony or a significant violation of any statutory or common law duty of loyalty to the Company.

      (c)  Other Termination of Optionee. Unless otherwise specified in the Agreement relating to an option, if an optionee has a termination of employment for any reason other than Total Disability or death or by the Company for Cause, each option held by such optionee shall be exercisable only to the extent that such option is exercisable on the effective date of such optionee's termination of employment and may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earliest to occur of (i) the date which is 90 days (or such other period as set forth in the Agreement relating to such option) after the effective date of such optionee's termination of employment, and (ii) the expiration date of the term of such option; provided, however, that if the optionee's employment with the Company is terminated by the Company without Cause within the nine-month period following the consummation of a Corporate Transaction (as defined in Section 4.8(a)), each option held by such optionee shall become fully exercisable, and may thereafter be exercised by such holder (or such holder's legal representative or similar person) until and including the earliest to occur of (i) the date which is 90 days after the effective date of such optionee's termination of employment and (ii) the expiration date of the term of such option.

      (d)  Death Following Termination of Employment. Unless otherwise specified in the Agreement relating to an option, if an optionee dies following his or her termination of employment, each outstanding option then held by such optionee shall be exercisable only to the extent that such option was exercisable on the date of such optionee's death and may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until and including the earliest to occur of (i) the date which is one year (or such other period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

                         III. PERFORMANCE VESTED STOCK

3.1.  Grants of Performance Vested Stock. The Committee may, in its discretion, grant performance vested stock awards with respect to shares of Common Stock to such non-employee directors, officers, consultants and advisors as may be selected by the Committee. Such awards may at the discretion of the Committee be either current grants of shares of Common Stock or deferred grants of Common Stock. A current grant is an award of shares of Common Stock, which are nontransferable and subject to a substantial risk of forfeiture unless and until the vesting conditions are met. A deferred grant is an award, which provides that shares of Common Stock will be issued in the future when and if the vesting conditions are met.

3.2.  Terms of Performance Vested Stock Awards.. Performance vested stock awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

      (a)  Number of Shares. The number of shares of Common Stock subject to a performance vested stock award shall be determined by the Committee.

      (b)  Restriction Period. The period (the "Restriction Period") during which the transfer of shares of Common Stock subject to a performance vested stock award are limited in some way, and are subject to a substantial risk of forfeiture.

      (c)  Performance Vesting Measures and Targets. The performance measures and targets which shall be satisfied or met as a condition to the accelerated vesting of a performance vested stock award shall be determined by the Committee. The performance measures shall be chosen from among the following business criteria, or such other business criteria as the Committee deems appropriate:

           (i)     earnings before interest, taxes, depreciation and amortization ("EBITDA");

           (ii)    consolidated pre-tax earnings;

           (iii)   revenues;

           (iv)    net earnings;

           (v)     operating income;

           (vi)    earnings before interest and taxes;

           (vii)   cash flow measures;

           (viii)  return on equity;

           (ix)    return on net assets employed;

           (x)     earnings per share;

           (xi)    net income excluding special or non-recurring items;

           (xii)   total shareholder return; and

           (xiii)  operating margin.

      The Committee shall have the discretion to select the performance measures and to establish the performance targets applicable to such performance measures on a grant-by-grant basis.

      (d) Vesting. Each performance vested stock award, or a specified portion thereof, shall become fully vested and, subject to Section 4.6, freely transferable (and in the case of a deferred grant, the underlying shares of Common Stock subject to such performance vested stock award shall be immediately issued) upon achievement during its Restriction Period for the performance targets set forth therein. If such performance targets are not achieved during such Restriction Period, the performance vested stock award will be forfeited and shall be returned to the Company.

      (e) Voting Rights. Except as otherwise provided in the Agreement relating to a performance vested stock award, the grantee of a current performance vested stock award granted hereunder shall have the right to exercise full voting rights with respect to the shares of Common Stock subject to such performance vested stock award during the period of restriction.

      (f) Dividends and Other Distributions. Except as otherwise provided in the Agreement relating to a performance vested stock award, during the period of restriction, the grantee of a current performance vested stock award granted hereunder shall be credited with regular cash dividends paid with respect to the underlying shares of Common Stock subject to such performance vested stock award. The Committee may apply any restrictions to the dividends that the Committee deems appropriate.

      (g) Termination of Employment. If the grantee of a performance vested stock award has a termination of employment for any reason, the portion of such performance vested stock award that has not vested on or before the effective date of such grantee's termination of employment shall be forfeited to and canceled by the Company.

                                  IV. GENERAL

4.1. Effective Date and Term of Plan. This Plan became effective as of November 19, 2008, the date of approval of this Plan by the Board of Directors. This Plan shall terminate on the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

4.2. Amendments.(a) The Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company's stockholders, except that (a) any amendment or alteration shall be subject to the approval of the Company's stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to stockholders for approval.

4.3. Agreement. No award shall be valid until an Agreement is executed by the Company and the grantee and, upon execution by the Company and the grantee and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement.

4.4. Non-Transferability.

       (a) Except as provided in subsection (b) below, no award granted hereunder shall be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) pursuant to a binding domestic relations order. Except to the extent permitted by this Section 4.4, each option may be exercised during the optionee's lifetime only by the optionee or the optionee's legal representative or similar person. Except as permitted by this Section 4.4, no award hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award hereunder, such award and all rights thereunder shall immediately become null and void. The restrictions set forth in this Section 4.4(a) shall not apply to any fully vested shares of Common Stock delivered in respect of any award granted hereunder.

      (b) Notwithstanding subsection (a) above, to the extent provided in the Agreement or otherwise permitted by the Committee, an award may be transferred, without consideration, to a Permitted Transferee. For this purpose, a "Permitted Transferee" in respect of any grantee of an award means any member of the Immediate Family (as defined below) of such grantee, any trust of which all of the primary beneficiaries are such grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such grantee or members of his or her Immediate Family; and the "Immediate Family" of a grantee means the grantee's spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews or the spouse of any of the foregoing individuals. Such award may be exercised by such transferee in accordance with the terms of such award.

4.5. Tax Withholding. The Company and its Subsidiaries shall have the right to require, prior to the issuance or delivery of any shares of Common Stock, payment by the grantee of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with an award hereunder. Unless otherwise provided in an Agreement relating to an award, (i) the grantee may elect to have the Company withhold whole shares of Common Stock which would otherwise be delivered upon exercise or vesting of the award having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay any and all such taxes which may arise in connection with the award (the "Tax Date") in the minimum statutory amount necessary to satisfy any such obligation or (ii) the grantee may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value determined as of the Tax Date, equal to the minimum statutory amount necessary to satisfy any such obligation, (C) a cash payment by a broker-dealer acceptable to the Company to whom the grantee of an option has submitted an irrevocable notice of exercise, or (D) any combination of (A), (B) and (C), in each case to the extent not prohibited by the Agreement relating to the award. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the grantee; provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (i) or (ii)(B)-(D) and that in the case of a grantee who is subject to Section 16 of the Exchange Act, the Company may require that the method of satisfying any such obligation be in compliance with Section 16 and the rules and regulations thereunder. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the grantee.

4.6. Restrictions on Shares. Each award hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

4.7. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend (a "Corporate Transaction"), the number and type of securities available under this Plan, the number and type of securities subject to each outstanding award and the purchase price per security subject to an option shall be appropriately adjusted by the Committee. In the case of an adjustments to outstanding options pursuant to this Section 4.7 (i) such adjustments shall not result in an increase in the aggregate purchase price of the securities subject to such options and (ii) the ratio of the purchase price of the securities subject to such options to the Fair Market Value of the securities subject to such options immediately after such adjustment shall be no greater than the ratio of the purchase price of the Common Stock subject to such options to the Fair Market Value of the Common Stock immediately prior to such adjustment. The decision of the Committee regarding any such adjustment shall be final and binding. If any adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an option under this Plan, the Company shall pay the grantee, in connection with the first exercise of the option in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (A) the fraction of such security (rounded to the nearest hundredth) by (B) the excess, if any, of (x) the Fair Market Value of one share of the securities subject to such option on the exercise date over (y) the option price per share of the option.

4.8. Effect of Certain Transactions.

      (a) In the event of a Corporate Transaction involving the disposition of all or substantially all of the Company's assets, a consummation of a merger or consolidation in which the Company is not the surviving or resulting corporation, or a sale of all or substantially all of the Company's outstanding Common Stock to another person or corporation, then (unless otherwise specified in the Agreement relating to an award), the Committee shall provide, at its election made in its sole and absolute discretion, for one or more of the following: (i) for each outstanding award, whether or not then vested or exercisable, to be replaced with a comparable award with respect to shares of capital stock of a successor or purchasing corporation or parent thereof (in the manner described in Section 4.7), or (ii) for each outstanding award, whether or not then vested or exercisable, to be assumed by a successor or purchasing corporation or parent thereof (and, in the event of such assumption, each outstanding award shall continue to be vested or exercisable, on the terms and subject to the conditions set forth in, and in cumulative amounts at the times provided in, the Agreement relating to such award but shall, from and after the consummation of such Corporate Transaction, be with respect to the capital stock, cash and/or other property received by the common stockholders of the Company in such Corporate Transaction in an amount equal to what the grantee of such award would have received had the award vested or been exercised immediately prior to the consummation of such Corporate Transaction), or (iii) for each outstanding award, whether or not then vested or exercisable, to become vested or exercisable during such period prior to the scheduled consummation of such Corporate Transaction as may be specified by the Committee; provided, however, that such elections of the Committee shall apply identically, by their terms, to all grantees of awards granted under this Plan (unless otherwise required by an Agreement). In the event the Committee elects to cause the awards not then otherwise exercisable to become exercisable prior to such Corporate Transaction (an "Accelerated Award"), any exercise of an Accelerated Awards shall be conditioned upon, and shall be effective only concurrently with, the consummation of such Corporate Transaction; and if such Corporate Transaction is not consummated, the exercise of such Accelerated Awards shall be of no further force or effect (and an optionee may elect, with respect to the exercise during such period of an option that was otherwise exercisable, to so condition such exercise upon the consummation of the Corporate Transaction). All options not exercised prior to the consummation of such Corporate Transaction (and which are not being assumed by a successor or purchasing corporation or parent thereof) shall terminate and be of no further force or effect as of the consummation of such Corporate Transaction.

      (b) With respect to any optionee who is subject to Section 16 of the Exchange Act, (i) notwithstanding the exercise periods set forth in Section 2.3, or as set forth pursuant to such Section in any Agreement to which such optionee is a party, and (ii) notwithstanding the expiration date of the term of such option, in the event the Company is involved in a business combination pursuant to which such optionee receives a substitute option with respect to securities of any entity, including an entity directly or indirectly acquiring the Company, then each outstanding option held by such optionee immediately prior to such Corporate Transaction (or any option in substitution thereof) shall be exercisable to the extent set forth in the Agreement evidencing such option until and including the latest of (x) the date set forth pursuant to the then applicable paragraph of Section 2.3 or the expiration date of the term of the option, as the case may be, and (y) the date which is six months and one day after the consummation of such business combination.

4.9. No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any award granted hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

4.10. Rights as Stockholder. No person shall have any rights as a stockholder of the Company with respect to any shares of Common Stock which are subject to an award hereunder until such person becomes a stockholder of record with respect to such shares of Common Stock.

4.11. Designation of Beneficiary. If permitted by the Company, a grantee may file with the Committee a written designation of one or more persons as such grantee's beneficiary or beneficiaries (both primary and contingent) in the event of the grantee's death. To the extent an outstanding option granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option.

      Each beneficiary designation shall become effective only when filed in writing with the Committee during the grantee's lifetime on a form prescribed by the Committee. The spouse of a married grantee domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

      If an optionee fails to designate a beneficiary, or if all designated beneficiaries of an optionee predecease the optionee, then each outstanding option hereunder held by such optionee, to the extent exercisable, may be exercised by such optionee's executor, administrator, legal representative or similar person.

4.12. Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.13. Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.